SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 05, 2007

                            Pathfinder Bancorp, Inc.
          -------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

       Federal                        000-23601                 16-1540137
----------------------------     ---------------------      --------------------
 (State or other jurisdiction     (Commission File No.)        (I.R.S. Employer
      of incorporation)                                     Identification No.)


       Registrant's telephone number, including area code:  (315) 343-0057
                                                       -----------------------


                                 Not Applicable
         --------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
-
-----------------------------
Section  2  -  Financial  Information

Item  2.02

On February 5, 2007, Pathfinder Bancorp, Inc. issued a press release disclosing fourth quarter and year end 2006 financial results. A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           PATHFINDER  BANCORP,  INC.


Date:  February  5,  2007    By:  /s/  Thomas  W.  Schneider

                             -------------------------------------
                             Thomas  W.  Schneider
                             President  and  Chief  Executive
                                     Officer

EXHIBIT  INDEX

Earnings  release  dated February 5, 2007 announcing December 31, 2006 earnings.

EXHIBIT  99.1

EXHIBIT 99.1

FOR  IMMEDIATE  RELEASE

CONTACT:  Thomas  W.  Schneider  -  President,  CEO
          James  A.  Dowd  -  Vice  President,  CFO
          Telephone:  (315)  343-0057


     PATHFINDER BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END EARNINGS

Oswego, New York, February 5, 2007 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) reported net income of $315,000, or $0.13 per share, for the three months ended December 31, 2006 as compared to a net loss of $37,000, or $(0.02) per share for the same period in 2005. For the year ended December 31, 2006, the Company reported net income of $1.0 million, or $0.42 per share, compared to $462,000, or $0.19 per share, for the same period in 2005.

"We are pleased with the improved results for 2006 and a positive earnings trend despite the compression of net interest rate spread that the Company has experienced as a result of the inverted interest rate yield curve." stated Thomas W. Schneider, President and CEO.

"The significant improvement in 2006 earnings performance is the result of the continued execution by our staff and management of the strategic initiatives set forth by our Board of Directors." according to Schneider. "We experienced record growth of our commercial loan portfolio of $13.3 million, or 27%. The growth of these higher yielding assets was funded by deposit growth of $9.2 million, or 4%, as well as a reduction of lower earning investment securities. Additionally, the Company increased fee source income by 6% and reduced operating expenses by 4%."

"We look forward to continuing to deliver quality services to our customers and progressing our strategic plan to enhance franchise value." Schneider stated.

Net interest income for the year ended December 31, 2006 decreased $416,000, or 5%, when compared to the same period during 2005. Interest expense increased $1.2 million, or 19%, offset by an increase in interest income of $771,000, or 5%. Net interest rate spread decreased to 2.92% for the year ended December 31, 2006 from 3.07% for the same period in 2005. Average interest-earning assets decreased 2%, to $273.4 million, for the year ended December 31, 2006 as compared to $278.8 million for the year ended December 31, 2005. The yield on average interest earning assets increased 37 basis points to 5.86% compared to 5.49% for the same period in 2005. The decrease in average interest earning assets is primarily attributable to a $10.7 million decrease in the average balance of investment securities and a $1.3 million decrease in the average balance of interest-earning deposits, offset by a $6.5 million increase in the average balance of the loan portfolio. Average interest-bearing liabilities decreased $6.7 million, while the cost of funds increased 52 basis points to 2.94% from 2.42% for the same period in 2005. The decrease in the average balance of interest-bearing liabilities resulted primarily from a $3.8 million, or 9%, decrease in borrowed funds and a $2.9 million, or 1%, decrease in average deposits.

Provision for loan losses for the year ended December 31, 2006 decreased 93% to $23,000 from $311,000 for the same period in 2005. The decrease in the provision primarily resulted from fewer charge-offs and improving asset quality. The Company's ratio of allowance for loan losses to period end loans has decreased to 0.74% at December 31, 2006 from 0.89% at December 31, 2005. Nonperforming loans to period end loans decreased to 0.63% at December 31, 2006, compared to 0.89% at December 31, 2005.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, increased to $2.4 million for the year ended December 31, 2006 compared to $2.3 million for the same period in the prior year. The increase in non-interest income is primarily attributable to a $73,000 increase in service charges on deposit accounts, a $9,000 increase in loan servicing fees and a $7,000 increase in the earnings on bank owned life insurance.

Net gains and losses from the sale of securities, loans and foreclosed real estate increased $512,000, to a net gain of $219,000 for the year ended December 31, 2006, as compared to a net loss of $293,000 for the year ended December 31, 2005.

Operating expenses decreased 4% from the prior year to $9.7 million from $10.1 million. During 2006, salary and employee benefits, professional and other services and other expenses decreased $116,000, $167,000 and $150,000, respectively. The decrease in salaries and employee benefits was primarily due to a reduction in full time equivalent personnel to 96 at year end December 2006 as compared to 105 at year ended December 2005, combined with a reduction in stock based compensation expenses. The decrease in professional and other services was primarily due to a reduction in outside consulting charges, offset by an increase in advertising costs associated with a promotional mailing campaign. The decrease in other expenses was primarily due to lower expenses associated with ORE properties, audits and exams, and a write down of property and equipment at our former Fulton Branch that occurred in 2005.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has seven full service offices located in its market area consisting of Oswego County. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

                            PATHFINDER BANCORP, INC.
                              FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                          For the three months               For the year
                                                           ended December 31,             ended December 31,
                                                              (Unaudited)               (Unaudited)
                                                           2006            2005             2006            2005
------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
Interest income                                       $       4,105   $       3,784   $      15,869   $      15,098
Interest expense                                              2,032           1,704           7,543           6,356
                                                      --------------  --------------  --------------  --------------
Net interest income                                           2,073           2,080           8,326           8,742
Provision for loan losses                                         -              82              23             311
                                                      --------------  --------------  --------------  --------------
Net interest income after provision for loan losses           2,073           1,998           8,303           8,431
Other income                                                    892             540           2,635           2,040
Other expense                                                 2,555           2,621           9,667          10,060
                                                      --------------  --------------  --------------  --------------
Income before taxes                                             410             (83)          1,271             411
Provision for income taxes                                       95             (46)            243             (51)
                                                      --------------  --------------  --------------  --------------
Net income                                            $         315   $         (37)  $       1,028   $         462
                                                      ==============  ==============  ==============  ==============

KEY EARNINGS RATIOS
Return on average assets                                       0.42%          -0.05%           0.34%           0.15%
Return on average equity                                       5.82%          -0.70%           4.86%           2.16%
Return on average tangible equity (A)                          7.16%          -0.88%           6.04%           2.72%
Net interest margin (tax equivalent)                           3.06%           3.13%           3.10%           3.21%


SHARE AND PER SHARE DATA
Basic weighted average shares outstanding                 2,465,047       2,463,132       2,463,703       2,456,110
Basic earnings per share                              $        0.13   $       (0.02)  $        0.42   $        0.19
Diluted earnings per share                                     0.13           (0.02)           0.41            0.19
Cash dividends per share                                     0.1025          0.1025           0.410           0.410
Book value per share                                              -               -            8.46            8.50

                                                         (Unaudited)
                                                        December 31,    December 31,    December 31,    December 31,
                                                               2006            2005            2004            2003
                                                      --------------  --------------  --------------  --------------
SELECTED BALANCE SHEET DATA
Assets                                                $     301,382   $     296,948   $     302,037   $     277,940
Earning assets                                              274,083         266,198         273,532         254,755
Total loans                                                 203,209         189,568         186,952         188,717
Deposits                                                    245,585         236,377         236,672         206,894
Borrowed Funds                                               26,360          31,360          35,360          40,960
Trust Preferred Debt                                          5,155           5,155           5,155           5,000
Shareholders' equity                                         20,850          20,928          21,826          21,785

ASSET QUALITY RATIOS
Net loan charge-offs (annualized) to average loans             0.12%           0.24%           0.33%           0.19%
Allowance for loan losses to period end loans                  0.74%           0.89%           0.98%           0.91%
Allowance for loan losses to nonperforming loans             116.97%          99.94%          98.76%          57.32%
Nonperforming loans to period end loans                        0.63%           0.89%           0.99%           1.59%
Nonperforming assets to total assets                           0.58%           0.82%           0.88%           1.15%


(A) Tangible equity excludes intangible assets